Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated August 8, 2017

Registration Statement No. 333-219755

Evolent Health, Inc.

8,816,120 Class A Shares

The following information supplements the Preliminary Prospectus Supplement dated August 7, 2017 (the “Preliminary Prospectus Supplement”).

Issuer:	Evolent Health, Inc.

Class A common stock offered hereby:	8,816,120

Option to purchase additional shares:	1,322,418

Class A common stock outstanding immediately after this offering (1):	74,638,264 shares (or 75,960,682 shares if the underwriters exercise their option to purchase additional shares in full)

Public Offering Price:	$19.85 per share

Joint Book-running managers:	J.P. Morgan Securities LLC Goldman Sachs & Co. LLC

Lead managers:	Wells Fargo Securities, LLC William Blair & Company, L.L.C. SunTrust Robinson Humphrey, Inc.

Co-managers:	Leerink Partners LLC Robert W. Baird & Co. Incorporated

(1)	Based on the number of shares of Class A common stock outstanding at August 2, 2017.

Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

We have been advised by the underwriters that on August 8, 2017, one of the underwriters purchased, on behalf of the syndicate, 453,587 shares of the Issuer’s Class A common stock at an average price of $19.8992 per share in stabilizing transactions in accordance with Regulation M.

The issuer has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying base prospectus if you request them from J.P. Morgan Securities LLC, c/o: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 866-803-9204; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at (866) 471-2526, facsimile at (212) 902-9316, or email at prospectus-ny@ny.email.gs.com